EXHIBIT 99.1

John D. Milton, Jr.                 904-355-1781  ext 258
Executive Vice President, Treasurer & CFO


  FLORIDA  ROCK  INDUSTRIES  ANNOUNCES  LAKE  BELT RULING

Jacksonville, Florida: March 23, 2006 - Florida Rock Industries, Inc. (NYSE: FRK) today announced that on March 22, 2006, the United States District Court for the Southern District of Florida ruled that several mining permits for the Lake Belt area in South Florida had been improperly issued. This ruling affects most of the 12 mining permits issued for this area, including the permit issued to the Company's Miami quarry. The Court remanded the permitting process to the U.S. Army Corps of Engineers for further review and consideration. The Company expects mining to be unaffected pending the outcome of a court hearing scheduled for May 10, 2006 on whether further orders should be issued prior to reconsideration of the permits by the Army Corps of Engineers.

For the year ended September 30, 2005, the Company sold 4,227,000 tons of aggregates from its Miami quarry, generating $36,400,000 in revenues. The Company estimates that recoverable reserves at the Miami quarry (assuming that mining is permitted to continue in the long term) are approximately 139 million tons.

The Company intends to appeal this ruling while at the same time seeking re-issuance of the permit. The Company strongly believes that the Lake Belt Plan previously approved by the agencies properly protects both environmental interests and the economic interests of Miami-Dade County and the State of Florida. The Company cannot yet assess the impact of this ruling because the Company does not yet know whether mining will be interrupted pending the Army Corps of Engineers' reconsideration of the permits or whether the permits will be reissued to the Company or to the other mining companies holding permits in the Lake Belt area.

The Company will host a conference call at 10:00 a.m. on Friday, March 24, 2006 to answer questions regarding this development. The Company will publish details for accessing this teleconference later today.

Florida Rock Industries, Inc. is one of the nation's leading producers of construction aggregates, a major provider of ready-mixed concrete and concrete products in the
Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory and weather conditions, pricing, government spending levels on transportation projects, interest rate changes, energy and transportation costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission


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